Exhibit 99.1

Northern Oil and Gas, Inc. Announces Increased Borrowing Base under its Revolving Credit Facility

WAYZATA, MINNESOTA — October 1, 2014 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern”) today announced an increase to the borrowing base under its revolving credit facility agreement with its bank syndicate.  The syndicate of 13 lenders completed its regular semi-annual redetermination of the borrowing base, resulting in an increase from $500 million to $550 million.  Northern currently has $228 million of outstanding borrowings under the credit facility, with $322 million of available borrowing capacity.  The next redetermination of the borrowing base is scheduled for April 1, 2015.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

INVESTOR RELATIONS CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
Belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
Enerhus@northernoil.com